Exhibit No. 99

FOR IMMEDIATE RELEASE

Contact:	Justin Schmitt (972) 871-6479

Allstate receives approval of new product to help Texas homeowners better manage insurance needs

    IRVING, Texas, December 21, 2001—The Allstate Corporation (NYSE: ALL) announced today that its Texas homeowners insurance subsidiary, Allstate Texas Lloyd's, received Texas Department of Insurance approval on endorsements that provide broader coverage to the homeowners HO-A insurance policy. This will create a new product option called the "Allstate HO-A-Plus." It will give Texas homeowners customers a viable insurance product with coverage in between the two policy forms previously available in Texas—the minimal HO-A policy and the more comprehensive HO-B.

    Allstate anticipates the HO-A-Plus will cost an average of 20 percent less than the current Allstate HO-B policy available today. This can help Texas homeowners better manage their insurance costs while meeting their insurance needs. The Allstate HO-A- Plus will be the primary product offered by Allstate to Texas homeowners customers beginning in 2002. Allstate anticipates offering the HO-A-Plus to new customers in late January and to current Allstate HO-B customers at renewal beginning in March.

    "This is good news for Allstate policyholders in Texas," said Gary Briggs, Allstate Field Vice President. "We applaud Commissioner Montemayor for allowing Allstate to offer Texans a new choice for homeowners insurance coverage."

    The Allstate HO-A-Plus will provide a viable product option to the Texas homeowners insurance marketplace. Specifically, the Allstate HO-A-Plus includes additions to the existing HO-A policy:

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  Replacement cost coverage for both personal property and the dwelling, subject to limitation;

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  Protection against perils such as sudden and accidental discharge, leakage, or overflow of water or steam from within plumbing, heating, air conditioning systems or household appliances;

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  Protection against freezing of plumbing, heating, air conditioning systems or household appliances;

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  Protection against building collapse; building glass breakage; falling objects;

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  Limits are specified for remediation of mold resulting from a covered water loss ($5,000);

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  Coverage for foundation tear out and replacement (5% of the dwelling limits or $3,500, whichever is greater) resulting from sudden and accidental discharge or leakage of water from a plumbing drain system in or under the slab or the foundation of the dwelling.

    "The Allstate HO-A-Plus is a result of innovation by Allstate," said Briggs. "It clearly shows our desire to alleviate the Texas homeowners insurance crisis and create solutions that are equitable for our customers and for our company."

    Allstate has seen sharp increases this year in homeowners insurance claims for water losses and mold damage stemming from those losses. However, other factors independent of mold are also driving losses in Texas and forced Allstate to significantly raise rates this year on its HO-B policy. The general cost of construction and property repair has risen substantially in Texas. And the potential for property damage due to weather-related catastrophes such as hailstorms, tornadoes, wind, and hurricanes is greater in Texas than in almost any other state.

    Allstate does not plan to offer the Texas Department of Insurance's recently modified HO-B policy to Allstate policyholders in Texas. Allstate's goal continues to be to give consumers insurance they need at an appropriate price. Long term, Allstate wants to offer Texas consumers more options for their homeowners insurance. Allstate is in the process of submitting for review to the Texas Department of Insurance the homeowners contract Allstate uses in most other states. If adopted by the Commissioner, the proposed Allstate policy will provide consumers with another viable policy option.

    Allstate's use of the HO-A Plus in Texas is intended to help return Allstate's homeowners business in the state to profitability while providing its customers with a new choice in the insurance marketplace. It is expected it may be some time before the full effect of the initiatives is apparent in the corporation's financial results. The changes take time to implement, and claims will continue to be reported under the HO-B policies as Texas homeowners policies renew on an annual basis.

    This press release contains a forward-looking statement about the impact of the introduction of the new policy form in Texas on the financial results of The Allstate Corporation. The statement is subject to the Private Securities Litigation Reform Act of 1995 and is based on management's estimates, assumptions and projections. Management believes that the introduction of the new policy will help return Allstate's homeowners insurance business to profitability in Texas. However, losses could continue at current rates or increase due to a variety of factors, including weather-related catastrophes such as hailstorms, tornadoes, wind, and hurricanes. In addition, the return to profitability will be mitigated to the extent that Allstate continues to face water losses, and mold damage stemming from those losses, on current HO-B policies that remain in force.

    The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-AllstateSM. EncompassSM and DeerbrookSM Insurance brand property and casualty products are sold exclusively through independent agents.